Exhibit 10.34

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into effective as of April 1, 2018 (the “Effective Date”), by and between EVO Investco, LLC, a Delaware limited liability company (the “Company”), and Michael L. Reidenbach (“Executive”). This Agreement supersedes and replaces in its entirety that certain Employment Agreement by and between Executive and the Company dated as of June 18, 2012, as amended (the “Prior Agreement”).

BACKGROUND

The Company and Executive mutually desire to amend and restate the Prior Agreement in its entirety and, in connection therewith, to provide for the continued services and employment of Executive by the Company on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. Executive’s employment will continue until his employment is terminated in accordance with Section 5. The period during which Executive is employed under this Agreement is the “Employment Period.”

2. Position and Duties. Executive shall be employed as the Executive Vice President and Worldwide Chief Information Officer of the Company and shall assume the duties inherent in such position, as well as such additional duties as may be prescribed by the Company’s Board of Managers (the “Board”) or Chief Executive Officer from time to time. Executive shall report directly to the Chief Executive Officer. During the Employment Period, Executive shall devote his full business time and attention to the faithful performance of his duties to the Company and its affiliates. Executive shall perform his duties, responsibilities and functions to the Company and its affiliates to the best of his ability in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Chief Executive Officer; provided that Executive may serve as an officer or director of or otherwise participate in educational, welfare, social, religious and civic organizations so long as such activities do not otherwise interfere with Executive’s employment.

3.	Compensation and Benefits.

3.1 Base Salary.During the Employment Period, Executive’s base salary shall be $395,000 per annum or such higher rate as the Board may determine, in its sole discretion, from time to time (as adjusted from time to time, the “Base Salary”). Executive’s Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time. In addition to the Base Salary payable to Executive under this Section 3.1, Executive shall be paid an additional amount (the “Tax Gross Up”) equal to the self-employment taxes Executive is obligated to pay as a result of Executive’s status as a partner in a partnership (rather than as an employee of a corporation) for federal income tax purposes. The Tax Gross Up to be paid to Executive shall be determined by the Company in a manner consistent with similar payments made to other senior executives of the Company, and shall be payable in accordance with the Company’s general payroll practices in effect from time to time.

3.2 Bonus Plan. In addition to Base Salary, effective as of April 1, 2018, Executive shall be eligible for an annual cash bonus award (“Bonus”) in an amount expected to be not less than a target bonus of one-hundred percent (100%) of Executive’s then current Base Salary (or such higher target bonus as the Board, in its sole discretion, may determine from time to time). Executive acknowledges and agrees that any such Bonus is not guaranteed and is contingent upon Executive and the Company achieving the goals set forth in a management cash bonus plan (“Bonus Plan”) to be adopted or amended by the Board from time to time. Other than with respect to Executive’s target bonus percentage, Executive shall participate in the Bonus Plan on the same terms as other senior executives of the Company.

3.3 Other Benefits. During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its affiliates are generally eligible. Executive shall be entitled to four weeks of paid vacation each calendar year in accordance with the Company’s policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.

3.4 Location: Expenses. Executive’s primary office shall be in Atlanta, Georgia; provided, however, Executive shall be expected to travel as needed to the Company’s other offices and locations, including international locations in connection with the fulfillment of Executive’s duties hereunder. The Company shall reimburse Executive for all reasonable, ordinary and necessary documented travel (other than commuting costs to Executive’s primary office location), entertainment and other out-of-pocket expenses that Executive incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements.

4. Indemnification:  Directors and Officers Insurance. The Company shall indemnify, defend and hold harmless Executive, to the fullest extent permitted by applicable law, from and against any claim, threatened claim, loss, liability, damage, or expense (including reasonable attorney’s fees) brought against, threatened or incurred by Executive arising out of or related to Executive’s service as an officer, employee, or agent of the Company (or arising out of or related to Executive’s service with respect to any other corporation or other enterprise in any such capacity at the request of the Company). In addition, during the Employment Period, the Company shall maintain customary directors’ and officers’ liability insurance for the benefit of Executive; such insurance to be on terms no less favorable than that provided for the benefit of other senior executives and directors of the Company.

5.	Termination of Employment.

5.1 Executive’s employment shall terminate upon the occurrence of any of the following (as applicable, the “Termination Date”):

(a) At the election of the Company, for Cause, immediately upon written notice by the Company to Executive. For the purposes of this Section 5.l(a), a termination shall be considered to be for “Cause” if it occurs in conjunction with a determination by the Board that Executive has committed, engaged in, or incurred either:

(i) a material breach any of his obligations under this Agreement which Executive fails to cure within thirty (30) days following written notice from the Board,

(ii) any material act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act in performing Executive’s duties for the Company,

(iii) use of illegal drugs or alcohol to an extent which interferes with the performance of Executive’s duties to the Company,

(iv) repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to devote proper time and attention to the business of the Company as required under the terms of this Agreement after a written demand for proper time and attention is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not devoted proper time and attention to the business of the Company,

(v) material and repeated failure (other than any such failure resulting from incapacity due to physical or mental disability) to carry out the directions, instructions, policies, rules, regulations or decisions of the Board after a written notice of such failure is delivered to Executive by the Board which specifically identifies the failure, or

(vi) conviction of a felony or any crime involving moral turpitude.

(b) Upon the death of Executive or thirty (30) days after the Disability of Executive. As used herein, the term “Disability” means the inability of Executive, due to a physical or mental disability, to perform the essential functions of his position, with or without reasonable accommodation. A determination of Disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties;

(c) At the election of Executive, without Good Reason, upon not less than ninety (90) days’ prior written notice of termination;

(d) At the election of the Company, other than for Cause, upon not less than ninety (90) days’ prior written notice; or

(e) At the election of Executive for Good Reason (as hereinafter defined) upon written notice by Executive to the Company and subject to the Company’s right to cure as set forth below. “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent (which consent may be withheld or granted by Executive in Executive’s sole discretion): (i) a material change in or diminution of  the  position, responsibilities or working conditions of Executive’s employment as of the Effective Date, including any change in the Company’s reporting structure in which Executive no longer reports directly to the Chief Executive Officer, (ii) a relocation of Executive’s principal office to any office or location other than Atlanta, Georgia, or (iii) any reduction in Executive’s Base Salary or target percentage under the Bonus Plan. A termination by Executive shall not constitute termination for Good Reason unless (x) Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than ninety (90) days after the initial occurrence of such event), (y) the Company shall have thirty (30) days to cure, correct, rescind or otherwise substantially reverse the occurrence supporting termination for  Good Reason as identified by Executive (the “Cure Period”), and (z) if the Company’s failed to cure, correct, rescind or otherwise substantially reverse the occurrence supporting termination  for Good Reason, Executive actually resigns for Good Reason within thirty (30) days after the expiration of the Cure Period. Good Reason shall not include Executive’s death or Disability.

5.2	Effect of Termination.

(a) Termination for Cause or at election of Executive. If Executive’s employment is terminated for Cause pursuant to Section 5.l(a), or at the election of Executive pursuant to Section 5.1(c), the Company shall pay to Executive the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company (the “Accrued Benefits”).

(b) Termination for Death or Disability. If Executive’s employment is terminated by death or Disability pursuant to Section 5.1(6), the Company shall pay to the estate of Executive the compensation and benefits which would otherwise be payable to Executive up to the end of the month in which the termination of employment because of death or Disability occurs.

(c) Termination at the Election of the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated at the election of the Company pursuant to Section 5.l(d), or by Executive for Good  Reason  pursuant  to Section 5.l(e), and provided that Executive has executed the release attached hereto as Exhibit A (the “Release”) and the revocation period for such release has expired no later than sixty (60) days after the Termination Date, in addition to the Accrued Benefits, the Company will pay to Executive (i) severance in the amount equal to three times the Base Salary plus Tax Gross Up in effect as of the date of termination, payable in eighteen (18) substantially equal monthly installments, commencing within sixty (60) days following the Termination Date (provided  that if the 60 day period after the Termination Date begins in one calendar year and ends in a second calendar year, such payments will not commence until the beginning of the second taxable year, and provided further, that the first such installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed), and (ii) a one-time payment in an amount equal to $75,000, which such $75,000 payment approximates the cost of eighteen (18) months of coverage under the Company’s group health plan, payable in a lump sum within sixty (60) days after the Termination Date (provided that if the 60 day period after the Termination Date begins in one calendar year and ends in a second calendar year, payment will not be made until the beginning of the second taxable year).

(d) Notice of Termination. Any termination by the Company or Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(e) Termination Date. “Termination Date” means (i) if Executive’s employment is terminated by the Company for Cause, the date of specified in the Notice of Termination or if no date stated, the date of receipt of the Notice of Termination, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date specified in the Notice of Termination (which shall be not less than ninety (90) days after delivery of such notice, but Executive may waive such notice), (iii) if Executive’s employment is terminated by Executive, the date specified in Executive’s Notice of Termination (which shall be not less than ninety (90) days after delivery of such notice, but the Company may waive such notice), (iv) if Executive’s employment is terminated by reason of death, the Termination Date shall be the date of death of Executive, or (v) if Executive’s employment is terminated by reason of Disability, the Termination Date shall be the thirtieth (30th) day after Disability of

Executive has been established.

(f) Compliance with Restrictive Covenants. Executive hereby agrees that any payments promised or made under this Section 5 beyond the Accrued Benefits are subject to Executive’s compliance with Section 6.

6. Restrictive Covenants.

6.1 Non-Competition. For purposes of this Section 6.1, the following terms have the meanings given below:

(i) “Restricted Period” means the Employment Period and a period of eighteen (18) months following the termination of Executive’s employment for any reason, including without limitation, termination by the Company without Cause or by Executive for Good Reason.

(ii) “Competitor” means any entity or person engaged directly or indirectly in any business (including any division, group or franchise of  a larger organization) that competes with the business of the Company or any entity in which the Company owns, directly or indirectly, any equity interest, in each case as previously conducted, currently conducted or currently planned to be conducted.

The parties acknowledge that: (1) Executive’s services under this Agreement require special expertise and talent in the provision of services and that Executive will have substantial contacts with, among others, customers, suppliers, partners, advertisers and vendors of the Company, (2) pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and will have access to a substantial amount of confidential information and trade secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period, (3) due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company, (4) due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law, (5) Executive is capable of competing with the Company, and (6) Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.  In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not,  without prior written consent of the Company, directly or indirectly, own any  interest  in, manage, control, participate in (whether as an officer, employee, partner, investor, financing source, representative or otherwise), consult with, render services to, for or on behalf of, any Competitor in any geographic area in which the Company or any entity in which the Company owns, directly or indirectly, an equity interest conducts business during the Employment Period (including, but not limited to, the geographic area in which Executive is working, or for which Executive has direct responsibility, as of the date of termination of Executive’s employment); provided, however, that the provisions of this Section 6.1 shall not be deemed to prohibit Executive from being a passive owner of any securities of the Company or its affiliated  entities or not more than three percent (3%) of any class of securities of any Competitor having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

2.1 Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company or any affiliate to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company or any affiliate and any employee thereof; provided, however, the foregoing shall not prohibit Executive from making general solicitations by use of general advertisements not specifically targeted toward the Company or any of its affiliates, (ii) hire any person who was an employee of the Company or any affiliate at any time during the eighteen (18) month period prior to the termination of the Employment Period, other than any person responding to general solicitations permitted under the preceding clause (i), or (iii) induce or attempt to induce any customer, merchant, supplier, licensee, licensor, franchisee or other business relation of the Company or any affiliate to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, merchant, supplier, licensee or business relation and the Company or any affiliate.

2.2 Confidential Information. Executive acknowledges that his duties include the preparation and development of proprietary materials for the Company and its affiliates. Executive agrees that any materials developed by him during the course of his employment shall be the property of the Company, and the Company will solely retain and own all rights in such materials. Executive further acknowledges that in connection with his employment he has had and will have access to non-public information and materials concerning the business affairs of the Company and its affiliates. Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all information, knowledge and data relating to or concerned with the operations, products, services, sales, business, and affairs of the Company and its affiliates, and he shall not, at any time during the Employment Period or any time thereafter, use, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Company or its designees and employees or except as may otherwise be required in connection with the business and affairs of the Company and its affiliates; provided, however, Executive may disclose or divulge such information, knowledge or data that (i) was known to Executive at the commencement of his employment with the Company (including pursuant  to any consulting arrangement with the Company or its affiliates prior to the commencement of his employment); (ii) is or becomes generally available to the public through no wrongful act on Executive’s part; (iii) becomes available to Executive from a person or entity other than the Company through no wrongful act of such other person or entity; or (iv) to the extent required by law or valid legal process, however, Executive in such instance shall not produce or disclose any such confidential information, knowledge or data without first providing the Company with prior notice thereof, except as set forth in Section 6.6 of this Agreement.

2.3 Non-Disparagement. Both during the Employment Period and thereafter, (i) Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or their respective officers, directors, employees, shareholders, agents or products or services, and (ii) the Company agrees, and shall cause its affiliates, not to make negative comments or otherwise disparage Executive. The foregoing shall not be violated by truthful statements made in (x) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (y) the good faith performance of Executive’s duties to the Company or any of its affiliates, or (z) administrative functions, processes and procedures undertaken by the Company or any of its affiliates in good faith, including performance reviews of Executive undertaken in the normal course. Following termination of the Executive’s employment, the members of the Company’s Board of Managers, the Company’s Chief Executive Officer and the direct reports to the Company’ Chief Executive Officer, will not make negative comments or otherwise disparage Executive. The foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

2.4 Inventions and Discoveries.

(i) Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, programs, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Executive (whether or not at the request or suggestion of the Company) during the period of his employment with the Company or any of its affiliates, solely or jointly with others, in or relating to any activities of the Company or any of its affiliates (the “Subject Matter”).

(ii) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company,

all his rights, title and interest in and to the Subject Matter, and further agrees to deliver to the Company any and all drawings, notes, software, code, specifications and data relating to the Subject Matter. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and to testify in any prosecution or litigation involving any of the Subject Matter.

2.1	Permitted Disclosures.

(i) Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

(ii) Limited Trade Secret Immunity. Executive is hereby notified that under the Defend Trade Secrets Act: (A) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (1) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (2) made in a complaint  or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

2.1 Reasonableness of Restrictive Covenants. Executive acknowledges that the restrictions set forth in this Section 6 are reasonable and properly required for the adequate protection of Company and its affiliates and their respective businesses.  In the event any aspect of any such restriction is deemed to be unreasonable by a court or arbitrator of competent jurisdiction, each party hereby agrees to such modification(s) as may be necessary in order to be reasonable, as determined by the court or arbitrator.

2.2 Remedies for Breach by Executive. Notwithstanding any provision contained in this Agreement to the contrary, Executive acknowledges that damages in an action at law for breach of any of the provisions of this Section 6 will be difficult to determine and will not afford a full and adequate remedy, and accordingly, in addition to seeking damages in an action at law, Company shall be entitled to specific performance and such other equitable or legal remedies as may be available in the event of any such breach by Executive, including, without limitation, the issuance of a temporary or permanent injunction, without posting bond or other security. In addition, the Restricted Period will be tolled during any period of time in which Executive is in breach of any of the provisions set forth in Sections 6.1 and 6.2; provided, that the Restricted Period will not be tolled for a total of more than one year.

7. Representations. Executive represents and warrants to the Company that (i) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (ii) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

8. Company Policies and Procedures. Executive shall comply with all Company policies and procedures (“Policies and Procedures”) as the same may be adopted, amended or promulgated by the Company from time to time. To the extent of any conflict between the terms of this Agreement and the Policies and Procedures, this Agreement shall control.

9. Code Section 409A.

9.1 General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers (other than Executive) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

9.2 Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Disability or termination of employment, as the case may be, meet any description  or definition of “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

9.3 Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” for purposes of Section 409A of the Code, then, subject to any permissible acceleration of payment by the Company under applicable regulations: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within thirty (30) days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

9.4 Treatment of Installment Payments. Each payment of termination benefits under Section 5.2 of this Agreement, including, without limitation, each installment payment under Section 5.2, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

9.5 Timing of Release of Claims. Whenever in this Agreement  a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Termination  Date; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

9.6 Timing of Reimbursements and In-kind Benefits. If Executive is entitled  to be paid or reimbursed for any taxable expenses under this Agreement and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and such right to reimbursement shall not be subject to liquidation or exchange for another benefit.

9.7 Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

10. Miscellaneous.

10.1 Complete Agreement; Survival. This Agreement embodies the complete agreement and understanding between Executive and the Company and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement. The provisions set forth in Sections 4, 5, 6, 9 and 10 of this Agreement shall survive any termination of Executive’s employment.

10.2 Notices. Any notice under this Agreement must be in writing and will be deemed to have been given when personally delivered or mailed by first-class mail or overnight delivery to the recipient at his or its last known address.

10.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the interpretation of this Agreement in any other jurisdiction.

10.4 Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of Georgia, without regards to the principles of conflicts of laws thereof.

10.5 Successors and Assigns. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive, and his heirs and representatives. The Company may assign this Agreement to a successor, an affiliate or a successor in interest to its activities, provided that any such assignee affirmatively adopts and agrees to fulfill all obligations to Executive hereunder.

10.6 Waiver. Failure by either party to insist upon strict adherence to any one or more of the provisions of this Agreement on one or more occasions will not be construed as a waiver, nor will it deprive that party of the right to require strict compliance thereafter.

10.7 Amendments. No amendment hereof, or waivers or releases of obligations or liabilities hereunder, will be effective unless agreed to in writing by the parties hereto.

10.8 Dispute Resolution. If a dispute arises out of or in connection with this Agreement, including, without limitation, any dispute regarding its validity or termination, or the performance or breach thereof, the parties shall meet promptly, and in good faith, in an effort to resolve the dispute. If the parties have not resolved their dispute within twenty (20) days after their first meeting, the parties shall submit to non-binding mediation by a single mediator to be administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Rules of Practice and Procedure (“JAMS Rules”) in effect at the time of such proceeding. The parties shall attempt to mutually agree on the selection of a mediator from the JAMS panel of neutrals, and if the parties cannot mutually agree, then Executive and the Company shall each appoint a neutral party who shall then mutually agree on a mediator. The place of the mediation shall be Atlanta, Georgia, and each of the parties shall pay their own costs and expenses of mediation (including legal fees) and the cost of the mediator and any JAMS administrative and filing fees shall be shared equally by the parties. At no time prior to the conclusion of the mediation shall either party commence litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules. If the dispute is not resolved by mediation as set forth above, the parties may avail themselves of any remedy available at law or in equity, including seeking resolution of the dispute by commencing litigation. Any lawsuit arising out of or relating to this Agreement shall be commenced in a Court of competent jurisdiction located in Atlanta, Georgia, and each party consents and submits to the exclusive jurisdiction of the Courts (state and federal) located in Fulton County, State of Georgia in connection with any dispute or controversy arising under or related to this Agreement or its subject matter. The prevailing party in any such litigation shall be entitled to recover from the other party its reasonable costs and expenses (including reasonable legal fees) incurred in connection with the litigation.

10.9 No Challenge. Notwithstanding any provision of this Agreement to the contrary, Executive covenants and agrees that Executive will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Executive violate any aspect of this Section, Executive agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Executive will pay all costs and damages incurred by the Company and its affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees), or such defense, as the case may be; (C) that Executive will immediately forfeit any right to receive any severance or other payments under Section 5 of this Agreement (other than Accrued Benefits); and (d) that Executive will immediately repay any such payments or distributions that were received by Executive under Section 5 after the Termination Date (other than Accrued Benefits).

10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

(signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first above written.

EVO INVESTCO, LLC

By: /s/ James G. Kelly

Name: James G. Kelly

Title: Chief Executive Officer

EXECUTIVE

/s/ Michael L. Reidenbach

Michael L. Reidenbach

EXHIBIT A

GENERAL RELEASE

I, Michael L. Reidenbach, in consideration of the severance payments to be paid to me pursuant to Section 5 of the Amended and Restated Employment Agreement, dated as of April 1, 2018, between EVO Investco, LLC (the “Company”) and me (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present, former and future managers, members, owners, directors, officers, employees, agents, insurers, employee benefit plans and fiduciaries, trustees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 5 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Georgia Age Discrimination Act; the Georgia Equal Employment of Persons with Disabilities Code; the Georgia Sex Discrimination in Employment Act; the Code of Ordinances for each and every Georgia City and/or County; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4. I agree that this General Release does not waive or release any rights or claims that I may have

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under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided,  however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

8. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Nothing contained in this General Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this General Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency,

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including providing documents or other information, without notice to the Company.

10. I hereby acknowledge that Sections 4, 5, 6, 9 and 10 of the Agreement shall survive my execution of this General Release.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. This General Release shall nevertheless be and remain effective in all respects, notwithstanding such different or additional claims or facts, or the discovery thereof.

12. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

I HAVE READ IT CAREFULLY;

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED; THE GEORGIA AGE DISCRIMINATION ACT, THE GEORGIA EQUAL EMPLOYMENT OF PERSONS WITH DISABILITIES CODE, THE GEORGIA SEX DISCRIMINATION IN EMPLOYMENT ACT, THE GEORGIA WAGE PAYMENT ACT, THE GEORGIA FAIR EMPLOYMENT PRACTICES ACT, AND THE CODE OF ORDINANCES FOR EACH AND EVERY GEORGIA CITY AND/OR COUNTY;

I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS

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RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENTIN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: DATED:

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